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                                 EXHIBIT 12


WILLAMETTE INDUSTRIES, INC. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLAR AMOUNTS IN THOUSANDS)




                                      Year Ended December 31,
                         ----------------------------------------------
                          1990      1991      1992      1993     1994
                         ------    ------    ------    ------   -------
Fixed Charges:
  Interest Cost        $ 52,028  $ 63,986  $ 73,776  $ 79,194  $ 80,807
  1/3 rent expense        2,948     3,725     4,495     4,819     5,227
                        -------   -------   -------   -------   -------
Total Fixed Charges      54,976    67,711    78,271    84,013    86,034
                        =======   =======   =======   =======   =======

Add (Deduct):
  Earnings before
  Income Taxes          208,671    73,609   129,452   189,168   288,923
  Interest Capitalized  (22,129)     (723)   (7,354)  (15,904)  ( 9,294)
                        -------   -------   -------   -------   -------
Earnings-Fixed Charges $241,518  $140,597  $200,369  $257,277  $365,663
                        =======   =======   =======   =======   =======

  Ratio of Earnings to
    Fixed Charges          4.39      2.08      2.56      3.06      4.25
                        =======   =======   =======   =======   =======